                           ARTICLES OF INCORPORATION

                                      OF

                    BLUE RIDGE TEXTILE MANUFACTURING, INC.

                                      1.

 .    The name of the Corporation is Blue Ridge Textile Manufacturing, Inc.
                                      2.

     The corporation is authorized to issue 100 shares of voting stock, designated as "Voting Common Stock" and 10,000 shares of non-voting stock, designated as "Non-Voting Common Stock." Each share of Voting Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Voting and Non-Voting Common Stock shall be entitled to receive, in proportion to the number of shares of Voting and Non-Voting Common Stock held, the net assets of the Corporation upon dissolution.

                                      3.

     The street address and county of the initial registered office of the Corporation in the State of Georgia is 1201 Peachtree Street, N.E. Atlanta, Georgia 30361, Fulton County. The initial registered agent of the Corporation at such address is CT Corporation System.

                                      4.

     The Incorporator's name and address is Raymond T. Ryan, c/o O'Hara & Hanlon, One Park Place, Syracuse, New York 12202.

                                      5.

     The mailing address of the initial principal office of the Corporation is c/o Ryan & Ryan, 9 Albany Street, Cazenovia, NY 13035.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.


                              /s/
                              -----------------------------------
                              Incorporator